EX-99.1
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                                                              SYCAMORE
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                                                              NETWORKS

FOR IMMEDIATE RELEASE

CONTACT:
Press Inquiries                             Investor Inquiries
Lucia Graziano                              Andrew Kramer
Public Relations                            Investor Relations
Sycamore Networks, Inc.                     Sycamore Networks, Inc.
978-250-3447                                978-367-7368
lucia.graziano@sycamorenet.com              andy.kramer@sycamorenet.com
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SYCAMORE NETWORKS, INC. TO FOCUS BUSINESS ON OPTICAL SWITCHING; COMPANY
PROVIDES UPDATE ON EXPECTED FOURTH QUARTER RESULTS

CHELMSFORD, Mass., June 19, 2002 - Sycamore Networks, Inc. (NASDAQ: SCMR) today announced plans to focus its business on the intelligent optical switching market with its SN 3000 and SN 16000 product lines. As a result of this strategic initiative, the Company will halt the development of its standalone transport systems, including the SN 8000 and the SN 10000. The Company will leverage its expertise in transport technology to develop advanced optical switching platforms with integrated transport functionality.

"Sycamore has taken the decisive action we believe necessary to successfully navigate though the current downturn in the telecommunications industry," stated Dan Smith, Sycamore's president and CEO. "By concentrating Sycamore's business plan on a growing market segment in which we have proven technological differentiation, Sycamore moves forward as a more focused optical switching competitor. These strategic initiatives will allow Sycamore to preserve cash and better align the cost structure with current market opportunities."

As a result of these actions, Sycamore will consolidate its engineering organization and implement a restructuring of its operations. In the fourth quarter, the Company expects to record restructuring and other charges in the range of $45 to $55 million. These charges comprise the following:

o A $9 to $10 million charge related to workforce reductions of approximately 235 employees;

o A $13 to $16 million charge for the consolidation of facilities and certain other costs;

o A $22 to $27 million charge primarily related to the write-down of transport related fixed assets; and

o A $1 to $2 million charge for the write-down of strategic equity investments.

These actions are expected to result in quarterly cost savings of approximately $15 to $18 million, which will be fully realized in the first quarter of fiscal 2003. Sycamore currently anticipates fourth quarter revenues for fiscal 2002 to be in the range of $5 million to $10 million. The Company currently expects to record a fourth quarter pro forma net loss, which excludes amortization of stock compensation, payroll tax on stock option exercises and restructuring and other charges, in the range of $19.5 million to $26.0 million, or $(0.08) to $(0.10) per share.

In a separate press release today, Sycamore announced the establishment of a strategic alliance with Siemens Information and Communications Networks, one of the world's largest telecommunications equipment providers. Under this agreement, Siemens will resell Sycamore's optical switches on a global basis and the two companies will work together on product and network management integration activities.

Conference Call Webcast

Sycamore plans to review the items contained in this press release during a conference call today beginning at 5:00 p.m. EDT. To participate telephonically, please dial (212) 896-6099 at least 15 minutes prior to the start of the call. The call also will be broadcast live over the Internet. To listen to the Webcast, visit the investor relations section of Sycamore's Web site, located at www.sycamorenet.com. Interested investors are encouraged to log onto the Webcast at least 15 minutes prior to call. Participating in the call will be Sycamore's president and chief executive officer Daniel E. Smith and chief financial officer Frances M. Jewels. A rebroadcast of the call will be available through audio archiving on Sycamore's Web site. In addition, a telephone replay will be available for 48 hours, beginning at 8:00 p.m. EDT on June 19, 2002, and continuing until 8:00 p.m. EDT on June 21, 2002. To listen to the telephonic replay, dial
(800) 633-8284 (domestically) or (858) 812-6440 (internationally), and designate reservation number 20685089.

About Sycamore Networks

Sycamore Networks (NASDAQ: SCMR) develops and markets intelligent optical networking products for the telecommunications industry. An ISO 9001:2000 registered company, Sycamore's optical switching products are forming the network foundation for some of the world's most respected and innovative service providers. The software intelligence common to all Sycamore products empowers rapid deployment and delivery of services, from the edge to the core of the network. Contact Sycamore Networks at www.sycamorenet.com.

Except for the historical information contained herein, we wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the rate of product purchases by current and prospective customers; general economic conditions, including stock market volatility and capital market conditions; conditions specific to the telecommunications, Internet and related industries; the commercial success of the Company's line of intelligent optical networking products; the Company's reliance on a limited number of customers; new product introductions and enhancements by the Company and its competitors; the length and variability of the sales cycles for the Company's products; competition; manufacturing and sourcing risks; variations in the Company's quarterly results and the other factors discussed in the Company's most recently filed Quarterly Report on Form 10-Q and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.